EXHIBIT 99




FROM:    BALLY MANUFACTURING CORPORATION
         8700 West Bryn Mawr
         Chicago, IL  60631

         MWW/Strategic Communications, Inc.
         Public Relations - Tel. (201) 342-9500
         Contact:  Laurie Terry / Michael W. Kempner
____________________________________________________________________

                                          FOR IMMEDIATE RELEASE


BALLY MANUFACTURING CORPORATION CHAIRMAN CITES YEAR OF SIGNIFICANT ACCOMPLISHMENTS AT ANNUAL MEETING

MAXIMIZING SHAREHOLDER VALUE IS MAJOR GOAL OF COMING YEAR -- FIRST ACTION WILL BE TO SEPARATE CASINO AND FITNESS BUSINESSES BY SPINNING OFF HEALTH & TENNIS CORPORATION

         Chicago, IL, May 17, 1994 -- At its annual meeting, Bally Manufacturing Corporation (NYSE:BLY) Chairman, Chief Executive Officer and President Arthur M. Goldberg told shareholders, "The company has completed the aggressive goals that were set out at last year's meeting. As promised, Bally was one of the first major casino companies to enter the newly emerging casino markets with the December opening of Bally's Saloon & Gambling Hall in Tunica, Mississippi. The company was also granted a gaming license for its New Orleans riverboat, the Belle of Orleans, scheduled to open in early 1995.
         "With many of the problems my management team inherited behind us, we can now focus on further building shareholder value. As our first initiative, our Board has authorized management to take steps to separate the company's two business segments -- casinos and fitness centers -- through a spin-off of Bally's Health & Tennis Corporation," Mr. Goldberg said.
         After a review of alternatives to enhance shareholder value, the Board determined that shareholders would be best served by separating the two businesses, with the Bally parent remaining a pure casino company.
         Mr. Goldberg explained that, "The shares of Bally Manufacturing have been significantly undervalued as a result of confusion in the marketplace regarding our Health & Tennis division.
         "This move should allow for a better understanding of Bally as one of the nation's premier casino companies. Additionally, shareholders will benefit from the upside potential of Health & Tennis as a stand-alone entity."
         Mr. Goldberg also announced, "To better reflect the current and future direction of the company, we have changed the company's name, with shareholder approval, to Bally Entertainment Corporation."
         In 1993 Bally saw other exciting news. During that period, the company regained control of Bally's Las Vegas and moved forward with exciting renovation plans that include the construction of a system of moving walkways in the front of the property and a monorail connecting Bally's Las Vegas to the new MGM Grand Hotel.
         Mr. Goldberg also stressed that Bally has significantly reduced the company's interest rates on its public debt by completing a series of refinancings, and with the formation of a new subsidiary, Bally's Casino Holdings, Inc. raised $128 million to finance the expansion of the company's casino gaming business.
         For the remainder of this year and beyond, Bally's chairman said, "The company will continue to aggressively explore the major new emerging casino markets. Although the severe winter weather in the East and the California earthquake significantly affected our operating results in early 1994, we are optimistic that the steps we are implementing will increase operating profitability for the rest of the year. We also plan to continue actively exploring new casino ventures in a strategic and targeted fashion.
         "In 1993, we have clearly demonstrated a dedication to rebuilding the company's financial strength and operational efficiency. With our exciting plans and vision for the company, we look forward to an even more successful year for Bally and its shareholders," concluded Mr. Goldberg.
         Bally Manufacturing Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, a dockside casino in Tunica, Mississippi and is in the process of building a riverboat casino for New Orleans, Louisiana to be opened in early 1995.
         Bally through its subsidiary, Bally's Health & Tennis, is also the world's largest commercial operator of fitness centers with approximately 350 facilities in the U.S. and Canada.
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